EXHIBIT 99.2
CORPORATE PARTICIPANTS
Steve Gerard
CBIZ, Inc. — CEO and Chairman
Jerry Grisko
CBIZ, Inc. — President and COO
Ware Grove
CBIZ, Inc. — SVP and CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti — Analyst
Jim MacDonald
First Analysis Securities — Analyst
Robert Kirkpatrick
Cardinal Capital Management — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Vincent Colicchio
Noble Financial — Analyst
PRESENTATION

Operator
Good morning ladies and gentlemen, and welcome to the CBIZ fourth-quarter and year-end 2008 results conference call. (Operator Instructions). Please note that this conference is being recorded. I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Thank you John, and good morning everyone. Thank you for calling in to CBIZ’s fourth-quarter and year-end 2008 conference call. Before I begin my comments, I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However, I ask if you have questions, you hold them until after the call. We will be happy to address them at that time. The call is also being webcast, and you can access the call over our website, www.CBIZ.com.
You should have all received a copy of the press release we issued this morning. If you did not, you can access it on our website or you can call our corporate office for a copy. Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.
Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.
This morning before the opening, we were pleased to announce our fourth-quarter and full-year results. Although 2008 was a difficult year for many companies, we were very pleased to report strong fourth-quarter results and strong full-year results which included a 10% increase in revenue and a 23% increase in earnings per share from continuing operations. Both were at or above our operating plan. This now represents the seventh consecutive year we have been able to produce revenue growth of approximately 10% and earnings per share of at least 20% increase each year. 2008 also saw us complete a new and expanded credit facility, and we completed five acquisitions in the year including two premier financial services firms, Mahoney Cohen in New York and Florida, and Tofias in Boston and Rhode Island. To the extent that any of our new 500 associates from those firms are listening, I welcome you to your first CBIZ call.
I will now turn the call over to Ware Grove, our Chief Financial Officer, to walk you through the details of 2008 and give you insight into 2009. And I’ll return to talk more about 2009.

Ware Grove — CBIZ, Inc. — SVP and CFO
Thanks, Steve. As is my normal practice, I want to take several minutes to run through the highlights of the numbers we released this morning for the fourth quarter and full year ended December 31, 2008. In addition, I want to address some of the issues we face with our business plan and our outlook for the year as we enter 2009.
Given the challenges presented in the economic environment during 2008, particularly in the second half of 2008, we are extremely pleased to once again report another year of 10% revenue growth that is coupled with more than 20% growth in earnings per share from continuing operations. As we have commented on previously, results for 2007 included a one-time gain on the sale of an asset, and this gain , which was recorded the fourth quarter of 2007, resulted in additional $0.07 earnings per share in 2007. So remember that as we talk about results in 2008 compared with results achieved in 2007, we have excluded the $0.07 per share impact of that one-time gain in 2007.
Revenue in the fourth quarter of 2008 was $163.6 million, which was an increase of $8.8 million, or 5.7%, compared with revenue in the fourth quarter of 2007. Same-unit revenue increased by 3.9% with the remaining increase in revenue attributed to acquisitions net of divestitures. In the fourth quarter, same-unit revenue for our Financial Services segment increased by 7.8%. It increased by 1.2% in our Employee Services segment and increased by 7.2% in our National Practices segment, which is comprised primarily of our technology services business units. In our Medical Management Professionals group, the same-unit revenue in the fourth quarter declined by 0.5% due primarily to lower hospital patient counts, which impacts this business.
Turning to the full year, total revenue for the year ended December 31, 2008 was $704.3 million, a 10% increase over total revenue of $640.3 million recorded in 2007. Same-unit revenue for the full-year 2008 increased by 5.1%. Same-unit revenue increased by 7.9% in the Financial Services segment for the full year, increased by 2.5% in our Employee Services segment, increased by 4.5% in our Medical Management Professionals segment, and in our National Practices segment, which again is comprised primarily of our technology services business units, same-unit revenue declined by 1.5% for the full-year 2008 compared with 2007.
In looking at margins, I again want to remind everyone of the impact of the accounting for our deferred compensation plan asset gains or losses. During the fourth quarter, plan assets experienced market losses of approximately $3.8 million and for the full year, market losses were approximately $7.6 million. These losses are reflected as reductions in current compensation expense and therefore impact the reported operating margins. The impact in the fourth quarter was 230 basis points, and the impact for the full year was 107 basis points. At the same time, remember that there is an offsetting charge to other income or expense so that there is no impact to pretax income. Also included in other income and expense is a charge of $870,000 in the fourth quarter and approximately $2.3 million for the full year for impairment related to an auction rate security we hold. The impact of this noncash impairment charge on full-year pretax income margin is 32 basis points.
For the full year ended December 31, 2008, the margin on pretax income was 7.7%, and that compares with a margin of 7.6% for 2007 when you exclude the one-time gain on sale recorded in the fourth quarter of 2007. As I have reported earlier this year, the tax rate expected for 2008 has been lower due to adjustments relating to favorable outcomes on IRS audit reviews. For the full-year 2008, the effective tax rate was 38.1%. In future years, including 2009, we expect the effective tax rate will be approximately 40%.
Earnings per fully diluted share from continuing operations were $0.53 for the year ended December 31, 2008, compared with $0.43 per fully diluted share for 2007 when you exclude the impact of the $0.07 per share one-time gain we reported in 2007.
During 2008 we closed three acquisitions in the first half of the year, and in December we announced that we had completed the acquisition of Mahoney Cohen in New York and Tofias in Boston, as Steve commented. In total, including earn-out payments for acquisitions completed in prior years, we used approximately $100 million in cash for acquisition-related spending in 2008. In addition, as we have done in recent years, we also actively repurchased shares throughout the year. For the full year we purchased approximately 4.8 million shares at a total cost of approximately $41 million. This activity included approximately 427,000 shares that were purchased in the fourth quarter.
During the fourth quarter, we announced that we increased our bank credit facility from $150 million to $214 million with an additional accordion feature that will enable us to further increase this facility to $250 million if needed. This facility commitment expires in November of 2012. In addition to increasing the facility size, we were also able to achieve additional financing flexibility to address future opportunities as they occur. At December 31, 2008, the amount outstanding on this facility was $125 million, which included the amounts paid to close the acquisitions in New York and Boston on December 31. Compared with $30 million outstanding on this facility at the beginning of the year, and considering the use of $140 million of cash to finance both acquisition and share repurchase activity during 2008, the net increase in bank debt of $95 million during the year indicates again that the underlying operating cash flow for CBIZ remains very strong. If you calculate the free cash flow for 2008 by adding $15.1 million of noncash depreciation and amortization expense to net income and then subtracting capital spending of $8.1 million for the year, this shows approximately $40 million of free cash flow for 2008.

Now during 2008, as I just commented, we spent approximately $8.1 million for capital spending of which $2.8 million was in the fourth quarter. As we have commented on before, we expect that capital spending will run at about that same level each year. As we have stated on prior occasions, our first and best use of capital continues to be focused on strategic acquisitions. We will continue to look for targeted acquisition opportunities along the same lines as we have done in recent years.
Share repurchase activity will continue to be opportunistic as we continually assess the ability to repurchase shares of our common stock if this can be accomplished with accretive results. Since December 31, 2008, we have repurchased approximately 610,000 shares through a 10(b)5-1 program to date in 2009. We expect that the CBIZ Board will once again renew the share repurchase authorization for another year when the current authorization expires at the end of March, 2009.
Our balance sheet remains strong. Considering the EBITDA contribution from the recently acquired operations in New York and Boston, our leverage of total debt to EBITDA at year end would be approximately 2.3 times, or about 1.3 times considering the short-term bank debt only. Days sales outstanding on client receivables stood at 67 days at the end of December, 2008. That compares with 65 days at year-end 2007. The weak economic environment is creating stress for many businesses, and we continue to watch the collections in our client receivables very carefully. We have not experienced any significant slowdown in client receivable collections. However, we have seen some isolated slowdowns in payments. As we assessed specific client receivables, we increased our bad debt expense in 2008 to approximately 1.0% of revenue, which is up from approximately 0.6% of revenue in 2007. And of course, this increase in expense impacted our pretax income margin in 2008.
Now as many of you know, beginning in 2009, a new accounting treatment for convertible debt, APB 14-1, is required to be implemented. This will require that we record noncash interest expense in addition to the three-and-one-eighth’s percent coupon rate on $100 million subordinated convertible notes that we issued in May of 2006. Implementation of APB 14-1 will also require that we retrospectively record this additional noncash interest expense for each year, beginning with the date of the note issuance in May of 2006. As a result we anticipate that we will record a noncash charge of approximately $3.8 million in 2009. As we restate 2008, as required, this will result in a noncash charge of approximately $3.5 million for 2008. These noncash charges will impact reported earnings per share by approximately $0.04 per share in each year, 2008 and 2009.
Now, as we issue financial statements beginning with our first-quarter results in 2009, it is our intention to provide you with a cash EPS calculation at that time in order to assist you with evaluating the impact of the implementation of APB 14-1 plus all other noncash charges in comparing the results year over year. Looking at full-year 2008 results, cash earnings per share calculation would result in $0.87 per share, adjusting the reported EPS for noncash items such as depreciation, amortization, noncash impairment charges, noncash stock compensation expenses, and other noncash charges to earnings. We will provide a schedule when we issue this [in the Form 8-K] which reconciles that number to our GAAP number.
Turning to the business outlook for 2009, we think the currently weak economic environment will persist throughout the year and that economic recovery may be slow and gradual. Throughout 2008 CBIZ has performed very well in what has been a turbulent and declining economic environment. But as we enter 2009, we have taken a number of measures to carefully assess and control our expenses and spending. Visibility into 2009 is particularly difficult, but despite the challenges presented by this environment, we continue to be very committed to achieving growth in both revenue and in earnings during 2009. Our large and diverse client base coupled with the high level of recurring services and our high client retention rates all serve to position CBIZ to weather tough economic environments, such as we expect in 2009, relatively well.
As we announced late in 2008, the two acquisitions completed in December are expected to be accretive to earnings in 2009. Based on their results in 2008, we expected the two new operations to contribute approximately $0.08 to earnings per share to our growth in 2009. Considering the further weakness in the economy that we experienced throughout the fourth quarter of 2008 and continuing into 2009, as we now assess the current outlook for our entire Financial Services segment, we expect revenue to grow in 2009, however perhaps at a somewhat slower rate of growth compared to 2008. In our Employee Services segment revenue is also expected to grow in 2009 but will continue to be challenged by higher unemployment levels, a continued soft market in property and casualty insurance, and the decline in asset values that impacts our wealth management and retirement advisory services revenue. We expect revenue in the Medical Management Professional segment will be flat in 2009 as lower hospital patient census that we saw in the second half of 2008 may persist throughout 2009. Our technology services business continues to have a very nice pipeline of pending business but is expected to remain soft throughout 2009 as clients continue to defer their spending on IT-related investments.
As a result of these factors, we expect that our organic same-unit revenue growth may slow from the 5.1% we recorded in 2008 to a range of 3% to 5% in 2009. Including the impact of the recent acquisitions, we expect to achieve total growth of revenue of at least 10% over 2008. With slower organic growth expected in 2009, however, our ability to improve margins will be difficult. So as we enter 2009, as has been our somewhat conservative nature in the past, we remain cautious in establishing expectations. We expect growth in EPS from continuing operations to be within a range of 10% to 15% compared to 2008. We expect a continuation of our strong, positive cash flow during 2009 and expect that EBITDA will be approximately $95 million.

In conclusion, for 2008 we are very happy to report another year of at least 20% growth in earnings per share from continuing operations. As we enter 2009 we continue to be very committed to the long-term opportunities that will enable CBIZ to continue this level of growth in future years. But in view of the considerable challenges presented by continuing weak economic conditions, we remain cautious in our outlook for 2009 at this very early point in the year.
We’re pleased to have a very solid foundation of recurring client relationships. As a business comprised of professionals who serve clients, CBIZ remains committed to having the professionals and resources in place to serve our long-standing clients with a continuing level of excellence in our services. Operating successfully and recording growth in revenue and earnings will present very tough challenges for many businesses in 2009, but CBIZ will continue to generate positive cash flow, and we continue to have considerable earnings power that will provide attractive growth rates for our shareholders in this very tough environment and in years to come.
So with those comments let me conclude, and I will turn it back over to Steve.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Thank you, Ware. Let me start by repeating what Ware said. We’re very pleased and proud of our 2008 results and the fact that we have now reported seven consecutive years of at least 20% EPS growth from normal continuing operations. We believe we are the only company listed on the New York Stock Exchange that can make that statement.
But we recognize that 2008 is over, and our attention, like yours, is now focused on what we expect in 2009. While we’re seeing some degree of pricing pressure in our various businesses and some product-specific weaknesses, we have not been dramatically affected by the catastrophic economic scenario that the headline grabbers on television and in the print media are reporting. Despite what you read and what you hear about the economy, you should remember that at year end our DSOs were at 67 days, well below our 75-day benchmark; our cash collections continue to be on or ahead of plan; and unlike many companies, CBIZ continued to generate strong earnings and cash flow through the fourth quarter and throughout 2008.
However, notwithstanding our successes and our strong position, we approach 2009, as Ware said, with a degree of caution. There is no question we’re facing unprecedented times in this country and around the world. And while we believe that our services are for the most part needed by our clients, and that our high client retention rate and the reoccurring nature of our services, and the related revenue that drives, will serve us well in 2009, we do not have the kind of visibility we normally like to have as we look to the coming year.
But rather than talk about what we cannot see, let me tell you what we can see and what we expect. First, on a conservative basis, we expect to grow our revenue in 2009 at a minimum of 10% to 15% from 2008, and we expect to grow our earnings per share from continuing operations at a minimum at least 10% to 15% from the $0.53 we reported in 2008. These expectations do not include any benefit from either future acquisitions or additional share repurchases. We will continue to work to expand our margins and therefore grow earnings faster than revenue, but it’s not certain we can accomplish the same margin expansion in 2009 that we have achieved over the past three to four years. Most importantly, in addition to the revenue and EPS growth, we expect to continue to generate strong cash flow from our operations. Moreover, we continue to have good access to capital to address both accretive acquisitions and share repurchases as those opportunities arise.
We expect to see growth from our Financial Services group and our Employee Services group, although the organic growth rate in those areas may be somewhat less than historical rates. We expect somewhat flat results from our Medical Practice business due to expected lower patient admission rates, lower than normal elective surgery rates, as well as a higher than normal number of our clients whose practices disbanded or who lost their hospital contracts in 2008. I expect our technology business will, worst-case, have flat revenue but improved operating margins. In regards to our technology business, I am extremely pleased to announce that we have re-signed our largest client, Edward Jones, to a new five-year contract. Historically, Edward Jones accounted for over 2% of our revenue, and CBIZ provides IT support for all of Edward Jones’ locations throughout the United States.
Our acquisition appetite is unchanged, and we continue to look for premier companies in our core business areas throughout the U.S. The acquisition pipeline continues to be strong, and I would hope that we would be able to complete our historical three to five transactions this year as we have in the past.
As I look at 2009, and whatever economic uncertainty exists this early in the year, I’m comforted by the fact that our balance sheet remains strong, our borrowing capacity for expansion has grown, and we expect EBITDA in excess of $95 million. I’m comforted by the fact that we have a strong market presence in most of our locations, an outstanding staff of professionals in each of our products, a stable and long-standing client base which is both geographically and industrially diverse, and that bottom-line, we expect to grow this business by at least 10% to 15% in 2009.
One final note for those who are listening who will inevitably question our conservative approach to the 2009 guidance. First, let me remind you that this guidance does not include the impact of any future acquisitions. More important, we have spent the last seven years building our

Company and establishing both internal and external credibility by providing accurate guidance which has then been supported by producing solid results. In normal times we would be guiding towards our historical EPS growth rates, but these may not be normal times. The answer is simply, with over 80,000 clients, we do not know today what impact, if any, the current economic turmoil will have on our clients and therefore the need for our services. If the external markets are not as bad as being forecast, and I personally do not think they will be, then CBIZ will perform much closer to our historical EPS growth rates. If the economy is much worse, however, or the impact on our clients is much worse, then we should not do much worse than our current guidance. In that scenario, we would be very pleased with a 10% to 15% growth. I believe it’s appropriate at this time, so early in the year, to take a conservative view, but I remain confident that our long-term plan to produce at least 10% top-line and at least 20% EPS growth continues to be both sustainable and achievable.
With that, I would like to stop and take questions from our shareholders and analysts.
QUESTION AND ANSWER

Operator
(Operator Instructions). Josh Vogel, Sidoti & Company.

Josh Vogel — Sidoti — Analyst
Steve, you did a good job leading in my first question here, which was about the guidance. But more specifically, when you guys discussed the two acquisitions made in December and that they would add $0.04 (each), I was wondering if that $0.04 that you were looking at included any incremental interest expense on the credit facility?

Ware Grove — CBIZ, Inc. — SVP and CFO
Josh, this is Ware. Thanks for your comments. Yes it does. That’s an all-in cost including the anticipated interest expense that we would incur in 2009 to finance the cost of the acquisition.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
But Josh, it also included the expected growth rate for those two acquisitions as well.

Josh Vogel — Sidoti — Analyst
Right. Okay. Well, I’m not sure if my math is a little off here, but if I add $93 million from the two deals to the top line, I basically get less than 2% in organic growth if I use the top end of your revenue guidance of 15%. I was wondering if either I’m doing my math wrong or if you are maybe expecting a little bit less than the $93 million that you stated back in December? I know you guys are choosing to be more conservative, but I wasn’t sure.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Well as usual, your math is correct. The fact of the matter, as Ware said in his presentation, is that we expect organic growth rate to be 3% to 5% this year. That’s all-in. So whether it comes from the existing businesses more or less than the new business, it just isn’t clear at this point. We are 30 days into the most unusual year we’ve ever seen, and as I said, we just don’t know. So we’re targeting 3% to 5% organic, the balance the acquisitions. But we can’t at this point draw a conclusion that $93 million is going to be less. We just don’t know.

Josh Vogel — Sidoti — Analyst
That’s helpful. Thank you. Just switching gears, I was just wondering if you had any updates on the current legislative environment. One, on the Medicare reimbursement side and two, if we were to see a nationalized healthcare system, could you maybe just give us some sort of idea on what negatives or positives that would have on the MMP business as well as in the Employee Services, like the group health benefits?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
We can take a stab based on what little we know, and a lot will depend on what final legislation comes out. Any increase in Medicare reimbursement rates across the board will benefit MMP, because about 20% of an MMP’s business is Medicare-related. Anything that drives more people to hospitals, such as a universal healthcare program, will or should benefit MMP because more people who need hospital care will go to the hospital, and people who have historically gone where they didn’t pay — the hospitals will get paid, which means the doctors get paid.
So universal healthcare and some of the things that are being talked about should bode well when implemented for the MMP business, assuming there isn’t an offset somewhere to fund some of this. And one of the things that isn’t clear is, well, where is all the money going to come from, for example, will there be universal healthcare but reductions in reimbursement rates? The answer is we just don’t know. I think MMP believes that more expansive healthcare protection by the government will over time be a positive to MMP.
With respect to group health businesses and the likelihood that small businesses will give up coverage because they think the government has a plan to cover it, I don’t have a good answer for that. I would say that the majority of our group health businesses are larger, more established companies who are not likely to discontinue their group health. So we don’t see it necessarily as a negative on the group health side. We think it is a positive on the MMP side. It just may take a while for it to be implemented. And as all of these things, all the details are in the fine print which nobody has seen.

Josh Vogel — Sidoti — Analyst
That’s very helpful. Thanks a lot.

Operator
Jim MacDonald, First Analysis.

Jim MacDonald — First Analysis Securities — Analyst
On the acquisitions of Mahoney and Tofias, how would you say they are going so far? And will those businesses have a similar revenue pattern as the rest of the Financial Services group? And could you talk a little bit about the earn-out cash flow timing?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Okay. They’re 30 — 45 days into the acquisition. We believe the integration is going as planned. I can tell you, on the first day of January, the computers all came up and worked and they were CBIZ, everybody was enrolled in benefits and everybody got paid their first paycheck. As far as I know, our new associates are back taking care of their clients and not worrying a lot about CBIZ, as they should be.
First month indication is they are right where we thought they would be, so I have little doubt, given the quality of those two firms and the strength of their management team, that we’re going to see any significant issues in 2008 with them other than what might be driven plus or minus by the economy. With seasonality, they should have exactly the same pattern as the rest of our businesses, which means first and second quarters are stronger; third quarter, weakest; fourth quarter in the middle. But there’s no difference, they run the traditional pattern.
With respect to earn-outs, they are on the somewhat traditional CBIZ earn-out pattern of about half-down and three-year payouts based on performance, and the performance has growth built into it. We paid cash and stock for both — very traditional transactions, and we couldn’t be happier with the quality of the firms we acquired.

Jim MacDonald — First Analysis Securities — Analyst
Moving over to the MMP side, is any of the softness due to more competition in that area? Or price competition?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
There’s clearly more price competition in the MMP business. When the Deficit Reduction Act impacted the radiology section so dramatically, what happened in 2008 was everybody looked at their 2007 numbers, and the doctors finally realized how much less they were earning as a result, and they then looked to lower expenses. The number-one expense of a hospital-based physician group is the outsourced billing and collection business.
And there’s clearly pricing pressure. We have seen on our renewal contracts, pricing pressure, and we have seen pricing pressure from competitors in the marketplace. MMP provides a Cadillac service. Most of the doctors want that. Those that wanted a Chevy Nova service would be looking for perhaps a different price. We’ve lost some business due to fees, for sure, and we’ve signed up some business with lower fee rates. We still maintain a significant margin improvement over our competitors with respect to what we get paid, but yes, there’s clearly been pressure, and I think there will continue to be pressure. But the primary driver of our flat guidance for 2009 really comes from the lower-than-expected patient count and particularly the lower-than-expected elective surgery count as more and more people are perhaps unemployed or deferring decisions that they would otherwise make.

Jim MacDonald — First Analysis Securities — Analyst
Could you explain your comment about doctors losing their affiliation with the hospitals? And then I will get back in the queue.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Yes. What we saw in 2008 was a higher than normal amount of doctor groups losing their affiliation with hospitals, and it came from a variety of sources. In some cases the contracts were not renewed. There are now doctor services and outsourcing services which are taking up the space that some of our groups had. And then there was the normal disbanding of the doctor groups that we always see. There was just a higher percentage in ‘08 than we’ve seen before. It wasn’t the primary driver, but as we drilled down to say, “okay, why are we expecting flat results,” we have realized that we had, more than we normally do, loss of doctor groups. We just lost the business themselves. They decided they could no longer economically afford it. They were impacted by the fact that many of them had imaging centers that no longer paid for themselves, and they went out of business. So there were a whole bunch of non-service, non-fee related causes that caused that.

Operator
Robert Kirkpatrick, Cardinal Capital.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Good morning lady and gentlemen. Is there also, Ware, an accounting change coming on the way earn-outs are accounted for? And if so, what will the effect of that be in 2009 and beyond?

Ware Grove — CBIZ, Inc. — SVP and CFO
The accounting change absolutely impacts only those transactions closed in 2009 and in the future. So the transactions closed prior to January of 2009 will be accounted for as we have done traditionally.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Okay. What’s the gross amount of targeted earn-outs for 2009, assuming everyone hits their plan?

Ware Grove — CBIZ, Inc. — SVP and CFO
The cash requirements in 2009 for earn-outs would be approximately $15 million.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Would there be a significant amount of stock on top of that?

Ware Grove — CBIZ, Inc. — SVP and CFO
No. Typically our transactions are about 90% cash, 10% stock, kind of around that dispersion.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
And Steve, could you comment on what the M&A environment is like at the current time, given financing pressures for some companies, economic pressures for others, your availability of capital, and your desire to do acquisitions perhaps even of size in a year in which you’ve just completed a couple of large ones at the end of the year?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Our acquisition appetite is unchanged. The pipeline is strong. We are looking to do acquisitions in each of our core areas. We have an appetite for larger transactions. We have the ability to do them, finance them, and integrate them.
Our primary focus for the first half of this year on the Financial Services side is to make sure that we properly integrate the two large ones we acquired. And typically in the Financial Services business, accounting firms don’t change hands in the first half of the year anyway, because that’s their busy season.
With respect to our appetite, it’s unchanged. With respect to availability of financing, it’s not an issue. What we’re seeing in the market are a couple of things. We’re seeing a greater level of interest in the Financial Services group because of the acquisition of two marquee names in the industry, and we’re seeing the normal pattern in the Employee Services group and in the MMP area that we’ve seen before. So I don’t see any significant changes. We don’t typically go after businesses that are in distress, so the declining success of certain businesses may not be an area of focus for us. But within the Employee Services group, certainly there is the usual number of $3 million to $10 million revenue group health and P&C firms that we normally look at. So I would say that the landscape is relatively unchanged.
We’re seeing little activity in Financial Services or in Employee Services from any new private equity entrants, although there were some in there that are still active. So I would say that there really hasn’t been a great deal of change in the last six months.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
And then finally, where does your convertible debt trade? And if it does, kind of what’s the pricing been on it during this tumultuous time in the financial markets? And then finally, are there any bank debt restrictions on repurchasing any of that in the open market?

Ware Grove — CBIZ, Inc. — SVP and CFO
Rob, our convertible debt doesn’t trade a lot. It’s been some time since I’ve talked to our book runner who handles that. It trades right where you would expect it to trade — I know that — given the conversion and the coupon and the maturity. But I can’t give you an actual rate at this point in time.
We don’t have, I believe, any restrictions in our financing as we commented before. We can do acquisitions, share repurchases and we have some added flexibility now to do additional financing transactions outside of the revolver. I don’t know that there are any restrictions on buying back convertible debt at this point.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
What does that mean, “additional financing transactions outside of the revolver”?

Ware Grove — CBIZ, Inc. — SVP and CFO
Well, you typically have baskets, or buckets if you will, of permitted indebtedness in addition to those amounts borrowed under the revolver. So we were able to achieve some level of additional flexibility when we increased the facility this fall.

Robert Kirkpatrick — Cardinal Capital Management — Analyst

So for example, you could issue another junior debt security to this bank. Is that what you’re trying to say?

Ware Grove — CBIZ, Inc. — SVP and CFO
Well, up to certain baskets and limitations, Rob. But yes, we have the ability to issue another convert and roll over, or refinance the convert and do other pieces of debt that could be pari passu to the bank debt.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Great. Thank you so much for clarifying that.

Operator
Bill Sutherland, Boenning & Scattergood.

Bill Sutherland — Boenning & Scattergood — Analyst
A couple of things. In the numbers, are you looking for any price improvement in the group health benefit side?

Ware Grove — CBIZ, Inc. — SVP and CFO
We’re expecting some modest price improvement in the group health over this year, yes.

Bill Sutherland — Boenning & Scattergood — Analyst
I wasn’t sure with the impact of declining employment, whether that would be leveled out.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
The answer, Bill, is we don’t know if the industry expects growth in pricing. And the real question is, how much of that might be offset by declining employment in your particular client base? It’s exactly the right question.
I can tell you with the renewals so far, we’re not seeing a dramatic reduction. But our cautiousness comes in part from the fact that the full economic impact of what you see and read may not have trickled down yet to our client base, or fully trickled down. So there could be more shoes to drop, and that’s really what we can’t see. If we had certainty that it would stop where we were today, our guidance might been slightly different, but we just don’t know.

Bill Sutherland — Boenning & Scattergood — Analyst
And how is the pricing looking in your Financial Services core part of the practice?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Our pricing is okay. Typically what happens, primarily in the accounting group, is that rates increase year over year to cover increases in compensation. There’s a little bit of pushback from the clients, as you would expect.
In a relationship business like ours that have long-term relations with clients, there is usually an accommodation during bad times, when you know the other client has a little bit of problem. So that’s why I said in my presentation that we’re seeing some pricing pressure. It’s not consistent to where we can pick a trend up, but pricing went up and there will be some pushback from clients. And the question will be, come June, how much of that stuck and how much of it didn’t?

Bill Sutherland — Boenning & Scattergood — Analyst
On the MMP side, is that issue that you spoke to related only to radiology? — the Deficit Reduction Act impact.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
No. What I’m saying is that the pricing pressure for all of our practices continues. It was most notable in radiology.

Bill Sutherland — Boenning & Scattergood — Analyst
Oh. Okay.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
On the emergency room side of it, it was less visible, so far.

Bill Sutherland — Boenning & Scattergood — Analyst
I know you have initiatives to increase a bit of what you do offshore without impairing the reputation of your service. How are you doing there? I know you’ve had some duplicative expenses?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Yes. I think we’re doing very well there. We have about 40% of our coding that now goes offshore, and we had duplicative expenses through last year. We’ve done a pretty good job in wringing those out where we could, and there were some places you couldn’t.
We are now experimenting with offshore in a number of the other functions, and they are doing a very good job in MMP in making all of the moves one should make with flattening revenue stream to make sure that we keep our expenses in line with the revenue. So we’re looking at off shoring, we’re looking at technology changes, we’re looking at office consolidations, looking at headcount reductions. All of the things that you would expect a well-run business to do, they are doing.

Bill Sutherland — Boenning & Scattergood — Analyst
Okay, and I certainly, Steve, appreciate your approach to the guidance and the caution, given all the uncertainty. I’m actually surprised that you are factoring in organic growth. When I do the simple math related to the expected impact of the two year-end acquisitions, on a simple math basis, I’m backing out to zero to slightly negative, at least in terms of earnings from the legacy company If the acquisitions are truly bringing in something on the order of $0.08, is it just further caution on that?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Well, within the $0.08, Bill, within the $0.08 was the expected growth of those two businesses which represent 25% of the Financial Services group, so we’re sort of double counting there. In addition to which, while the numbers may not add up because of the conservative way that we have decided to round them out, the fact is we are expecting from our two primary groups, Employee Services and Financial Services, net of the acquisitions, a growth rate of somewhere between 3% and 5% based on what we see, which includes some amount of volume, some amount of pricing. Add it all up and I understand you get a number that’s different than the 10% to 15%, and we’ve just sort of pared it back knowing the numbers don’t add up.

Bill Sutherland — Boenning & Scattergood — Analyst
Okay. I appreciate that. Thanks, Steve.

Operator
Jim MacDonald, First Analysis.

Jim MacDonald — First Analysis Securities — Analyst
Yes. A couple of follow-ups. Could you talk about the impact of lower interest rates on your client funds and kind of where you have that invested and what kind of interest rate you’re getting?

Ware Grove — CBIZ, Inc. — SVP and CFO
Yes, Jim. That’s a good question. It’s not a big piece of our revenue for the payroll business, but the funds that we invest are typically $55 million to $65 million and growing as that business grows. We typically invest in tax-free instruments because of our tax rate and we do a little better on the bottom line when we invest in that, knowing that the revenue will not be as much as if we were investing in normal instruments. But we expect probably a 100-basis-point decline in the interest rate in 2009 versus what we achieved in 2008. So that could be a $500,000 or $600,000 difference had we not had a lower interest rate in 2009.

Jim MacDonald — First Analysis Securities — Analyst
And could you explain how you have a $214 million line. You seem to be a way from that limit. Do you expect it to get to that limit?

Ware Grove — CBIZ, Inc. — SVP and CFO
No, we have plenty of capacity, Jim. I think you are reading it properly. We’re at $125 million at year end, which includes the initial payments to close the acquisitions. Now, remember that seasonally we tend to use a little cash in the first three or four months. So we will peak at higher rates than $125 million, and we would expect to report something slightly higher than that on March 31. But we still have plenty of cushion. And then from March 31 on, we would seasonally expect to generate cash and then reduce the debt balance on that facility.

Jim MacDonald — First Analysis Securities — Analyst
Then I think you said in the prepared remarks something about a pro forma earnings of $0.87, which seems like a pretty big — maybe I heard it wrong, but a pretty big increase. Could you go over that a little bit?

Ware Grove — CBIZ, Inc. — SVP and CFO
Well, yes, and for everyone who is on the call, we typically follow up this conference call with the filing of an 8-K with the transcript, but we will also include a schedule to help you with that number. But if you take the net income from continuing operations and then you add back slightly over $15 million for depreciation and amortization and then you add back about $3.7 million for noncash-stock-compensation related expenses and then the noncash impairment that we commented on, you get that $0.87, more or less. That’s the calculation. I haven’t given you every single line item, but those are the big ones.

Jim MacDonald — First Analysis Securities — Analyst
Why are you adding back the D&A? Is that all acquisition-related? Or what’s the basis of adding that back?

Ware Grove — CBIZ, Inc. — SVP and CFO
Well, it’s noncash expense and in converting from GAAP earnings to cash earnings, we would add back the noncash expenses like that.

Operator
Vincent Colicchio, Noble Financial.

Vincent Colicchio — Noble Financial — Analyst
Could you give us an update, Steve, on your cross selling efforts and what kind of contribution you are expecting there this year?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Sure, Vince. I would be happy to. In 2006, we did over $15 million. In 2007, we did $19.3 million. Last year, we generated $20.4 million in first-year estimated revenue from cross serving. So it continues to grow, albeit at a slightly slower rate last year.
Our target for 2009 is much higher than that. We have taken a number of internal steps including designating a full-time resource to manage this. We expect to change the compensation and the goal setting scheme that we have. So we’re perhaps more actively going to manage it in ‘09. But we expect in ‘09 for it to continue to add incremental first-year revenue.

Vincent Colicchio — Noble Financial — Analyst
Okay. My other questions were answered. Thank you.

Operator
(Operator Instructions). Robert Kirkpatrick.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Steve, is there to be much effect expected on CBIZ from the stimulus package which appears to have now passed down in Washington?

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Rob, I don’t know the answer to that. Everything I saw last week suggested that half of the stimulus package was basically un-stimulating, so I need to figure out what is truly stimulating in what’s going to be passed. Anything that puts more people to work and employment goes up and people hire, that’s good for our businesses. As new businesses are created, that’s good for our business. But I’m going to look at the detail to see if there’s something specific, but I would suggest to you that even if there are things that will benefit our group health, our payroll, our accounting businesses, they are likely not to have much impact in 2009. They’re more likely to affect us in the future. So I’m hopeful that the stimulus package will in fact set the economy on a better road than it appears to be heading now, but beyond that I don’t have a view of it.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
And then a few things for Ware, just nitpicking items. One, Ware, the shares at the end of the period were higher than the average. I assume that is due to the shares issued in conjunction with the acquisitions at the end of the quarter?

Ware Grove — CBIZ, Inc. — SVP and CFO
Yes. We did issue some shares, as I said. Typically the split is 90% cash, 10% shares. So there was share count increase when we closed the acquisitions.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
And then did you say stock comp for the year was $3.8 million? Is that what you just mentioned?

Ware Grove — CBIZ, Inc. — SVP and CFO
$3.7 million, Rob.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
$3.7 million. And then the amortization for the year and your expected amortization in ‘09 will go up I assume because of the full-year effect of those two large acquisitions?

Ware Grove — CBIZ, Inc. — SVP and CFO
Yes, you are right. We haven’t talked about amortization expense for ‘09, but you’re absolutely correct. It will go up related to those acquisitions. In ‘08, Rob, the combination of depreciation and amortization was approximately $15.1 million.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Great. Thank you so much, and congratulations.

Operator
(Operator Instructions). At this time I show no questions.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
Okay. Let me say to all of our employees that are listening in, you had a spectacular year in what was an unusual time, a turbulent time where you had clients that didn’t know which way the country was going, the economy was going. You provided advice, support, and products that help them.
The results that we recorded in 2008, like in prior years, could never have been done without your dedication and hard work, so you have our thanks and our support. And we look forward to the same kind of effort and dedication in 2009 so we can continue the wonderful track record that we’ve set.
With that, I thank you all and look forward to talking to you at the next call.

Operator
Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.